Exhibit 99.1

SANUWAVE Announces Preliminary Revenue Results for the Fourth Quarter 2024 (Ended December 31, 2024)

Sanuwave is pleased to announce preliminary revenues of $10.1 million to $10.3 million for the fourth quarter ended December 31, 2024. This represents the highest quarterly revenues in company history.

Q4 2024 revenue increased between 44% and 47% compared to Q4 2023.

UltraMist revenues for Q4 2024 increased by more than 54% versus Q4 2023 and accounted for approximately 98% of the Company’s total revenues.

UltraMist applicator sales were an all-time quarterly record and were approximately 58% of total revenues.

Preliminary annual revenue for full year 2024 is $32.4-$32.6 million, up 59-60% vs full year 2023.

EDEN PRAIRIE, MN, January 13, 2025 (NEWMEDIAWIRE) - SANUWAVE Health, Inc. (the "Company" or "Sanuwave”) (OTCQB: SNWV), a leading provider of next-generation FDA-approved wound care products, today announced that revenues for the fourth quarter of 2024 are expected to be in the range of $10.1 to $10.3 million, an increase of 44% to 47% over Q4 2023 and consistent with the upper end of the range of guidance given in the Company’s Q3 2024 earnings release from November 8, 2024.

“Q4 was our third consecutive all-time record revenue quarter and brings us to annual revenue growth in the neighborhood of 60%,” said CEO Morgan Frank. “Obviously, this is a neighborhood we’re pleased to be in. 2024 has been a breakout year for Sanuwave and a strong first step in the pursuit of our plan of rapid, profitable growth. We have never been more excited about where we are or for the prospects of what’s to come. The Company plans to release its full Q4 and annual results in or around the 3rd week of March and we look forward to speaking with you then to give you a more complete update on our quarterly performance and our future plans and guidance.”

The preliminary revenue results described herein are based on management’s initial analysis of the fourth quarter ended December 31, 2024, and may be subject to adjustments based on the Company’s completion of its quarter-end and annual financial close process.

About Sanuwave

SANUWAVE Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE’s end-to-end wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes. Sanuwave applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future financial results, production expectations and constraints, and plans for future business development activities. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with supply chain and production constraints, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Contact: investors@sanuwave.com